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Exhibit 10.7

Employment Agreement

        THIS AGREEMENT dated as of August 15, 2007, between Bank of Manhattan, N.A. (the "Bank") and Randall T. Hata ("Executive").

W I T N E S S E T H

        WHEREAS, the Bank is a proposed national banking association;

        WHEREAS, the Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

        WHEREAS, the parties hereto desire to specify the terms controlling Executive's employment by the Bank;

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that the following terms and conditions shall apply to Executive's said employment:

O.    TERM OF EMPLOYMENT

        The term of this Agreement ("Term") shall commence on the date the Bank opens for business (the "Effective Date") and end three (3) years thereafter, subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, "Term" shall refer to the entire period of employment of Executive by the Bank hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

P.     DUTIES OF EXECUTIVE

        1.     Duties.    Executive shall perform the duties of Executive Vice President and Chief Operating Officer of the Bank, subject, at all times, to the powers vested by law in the Board of Directors (the "Board") and the Bank's shareholders. Executive shall report directly to the President and Chief Executive Officer of the Bank. During the Term, Executive shall perform the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Articles of Association, Bylaws and internal written policies.

        2.     Conflicts of Interest.    Except as permitted by the prior written consent of the Board, Executive shall devote Executive's entire productive time, ability and attention to the business of the Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank's interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided that such business or venture is not in competition, directly or indirectly, in any manner with the Bank.

Q.    COMPENSATION

        1.     Salary.    For Executive's services hereunder, the Bank shall pay or cause to be paid as annual base salary (the "Base Salary") to Executive not less than One Hundred Sixty Five Thousand Dollars ($165,000) for the first year of the Term, with annual increases in the discretion of the Board or the Bank's Compensation Committee. Base Salary shall be payable in equal installments in conformity with the Bank's normal payroll period.

        2.     Bonuses.    Any bonuses shall be as determined by the Board, in its sole discretion.

R.    EXECUTIVE BENEFITS

        1.     Vacation.    Executive shall be entitled to vacation during each year of the Term consistent with the Bank's approved vacation schedule and policy, which shall provide Executive with not less than four (4) weeks vacation for each year of the Term. Executive is encouraged to use all accrued vacation benefits and will be expected to take vacation in the year it is earned. Accrual of any unused vacation shall be determined in accordance with the Bank's Personnel Policy as in effect from time to time and shall be subject to any limitations set forth therein.

        2.     Group Medical and Other Insurance Benefits.    The Bank shall provide for Executive, at the Bank's expense, group medical and other insurance benefits in accordance with the Bank's Personnel Policy as in effect from time to time. All coverage under this paragraph shall be in existence or shall take effect as of the Effective Date hereof. The Bank's liability to Executive for any breach of this paragraph shall be limited to the amount of premiums required hereunder to be payable by the Bank to obtain or maintain, as applicable, the coverage contemplated herein.

        3.     Stock Option.    The Bank will cause its holding company, Manhattan Bancorp ("Bancorp") to grant to Executive not later than the Effective Date an option to purchase a number of shares of the Bancorp's authorized but unissued Common Stock equal to one and one-half percent (1.5%) of the amount of shares of Bancorp's Common Stock issued and outstanding immediately prior to the Effective Date, at the fair market value of the stock on the date of grant which shall equal the price at which such shares were sold by Bancorp prior to the Effective Date. The Bank and Executive agree that such option shall be for a term of ten (10) years and shall vest in three installments of 33.33% per year over a period of three (3) years, with the first such installment to vest one year from the date of grant, and with subsequent installments vesting two and three years thereafter. The Bank and Executive also agree that, to the maximum extent permitted by law, the option will qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Such stock option will be granted to Executive, pursuant to Bancorp's Stock Option Plan (the "Plan") and an agreement between Bancorp and Executive containing the terms set forth herein and all other terms as specified in the form Stock Option Agreement approved by the Board of Directors of Bancorp in connection with its adoption of the Plan.

        4.     Auto Allowance.    During the Term, Executive shall be entitled to receive One Thousand Dollars ($1,000) per month as a car allowance.

S.     REIMBURSEMENT FOR BUSINESS EXPENSES

        Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties in accordance with the Bank's reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Executive; and Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Executive.

T.     TERMINATION

        1.     Termination for Cause.    The Bank may terminate this Agreement at any time by action of the Board for cause ("Cause"). For purposes of this Agreement termination for "Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this Agreement, no act, or the failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank. Termination under this Paragraph shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement.

        2.     Death or Disability.    In the event of Executive's death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board in good faith, this Agreement shall terminate without any further liability or obligation by the Bank to Executive. For purposes of this Agreement only, physical or mental disability shall be defined as Executive having been unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year, or, if applicable, such other periods as may be defined in the Bank's Personnel Policy or in applicable disability insurance policies as in effect from time to time. If there should be a dispute between the Bank and Executive as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto. The Bank shall bear the costs of such physician or psychiatrist selected to determine such matter.

        3.     Supervisory Matters.    If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(3) or i(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee, at the time that the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

        4.     Termination by Bank Without Cause.    Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Bank may at any time without Cause and for any reason immediately terminate this Agreement and Executive's employment by the Bank by action of the Board. Upon such termination by the Bank all benefits provided by the Bank hereunder to Executive shall thereupon cease, except as provided in this Subparagraph, and Executive shall be deemed to have resigned as a director, officer and employee of the Bank and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with the Bank. Notwithstanding the foregoing, it is agreed that in the event of such termination without Cause by the Bank upon the delivery to the Bank by the Executive of a waiver and release in substantially the form of Attachment "A" to this Agreement, and Executive's compliance with the terms thereof, Executive shall be entitled to, upon the effective date of termination, payment of a lump sum equivalent to six (6) months' base salary as such base salary is in effect on the date of termination of employment, plus continuation of Executive's medical benefits for a period of six (6) months following such termination, with Bank continuing to pay Executive's share of premiums and associated costs as if Executive continued to be employed with the Bank; provided, however, that the Bank's obligation to provide such coverage shall be terminated if the Executive is eligible to receive comparable substitute coverage from another employer at any time during such six-month period. Executive agrees to advise the Bank immediately if such comparable substitute coverage is available from another employer. The Executive shall be entitled at the expiration of the six-month period, to elect to continue coverage under the Bank's medical benefit plans pursuant to the terms of COBRA. Notwithstanding any provision to the contrary in this Subparagraph F.4, no severance benefits shall be payable to Executive hereunder if Executive's employment is terminated for any of the reasons delineated in Subparagraphs F.1, F.2 or F.3 hereof or while grounds for termination under such Subparagraphs exist.

U.    GENERAL PROVISIONS

        1.     Trade Secrets.    During the Term, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and methods of doing business, and the identity of customers of the Bank, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way either during the Term or thereafter, except as required in the course of Executive's employment with the Bank.

        2.     Indemnification.    To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or non-feasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and legal and other expenses incurred in the defense of actions, proceedings and appeals therefrom. However, the Bank shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Bank in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive. The obligations of the Bank under this Subparagraph G.2 shall continue through and after the Term of this Agreement.

        3.     Return of Documents.    Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive's representative shall promptly deliver possession of all of said property to the Bank in good condition.

        4.     Non-solicitation.    During the Term and for a period of one year thereafter, Executive shall not, directly or indirectly, engage or participate in the solicitation or any attempt to solicit employees of the Bank to work for any person, firm or business.

        5.     Controlling Law.    This Agreement is to be governed by and construed in accordance with the laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California.

        6.     Invalid Provisions.    Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

        7.     Entire Agreement.    This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and Executive.

        8.     Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States mail, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Subparagraph G.8, three (3) business days after the date placed in the United States mail, or (iii) if given by facsimile, when sent. Notices shall be addressed to the Bank at its main office and to Executive at the address then maintained by the Bank in its records for Executive, or to such other respective addresses as the parties hereto shall designate to the other by like notice.

        9.     Arbitration.    Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Executive's employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement's formation, interpretation or breach, shall be settled exclusively by binding arbitration in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). Without limiting the foregoing, the following potential claims by the Executive could be subject to arbitration under the Arbitration Agreement: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which the Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance. The arbitration will be conducted in Los Angeles County. The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Executive and the Bank shall each bear his or its own costs and attorneys' fees incurred in conducting the arbitration and, except in such disputes where Executive assets a claim otherwise under a state or federal statute prohibiting discrimination in employment ("a Statutory Claim"), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Claim against the Bank, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. Executive shall pay the balance of the arbitrator's fees and administrative costs. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK OF MANHATTAN, N.A.
/s/ RANDALL T. HATA Randall T. Hata ("Executive")	By:	/s/ JEFFREY M. WATSON Name: Jeffrey M. Watson Title: President & Chief Executive Officer

WAIVER AND RELEASE AGREEMENT

        This Waiver and Release Agreement (the "Waiver Agreement") is entered into by and between Randall T. Hata ("Employee") and Bank of Manhattan, N.A. on its behalf and on behalf of its parents, subsidiaries, affiliates and successors-in-interest (collectively, the "Bank").

RECITALS

A.
Employee and the Bank have entered into an Employment Agreement dated as of August 15, 2007 (the "Agreement").

B.
A condition precedent to certain of Bank's obligations under the Agreement is the execution of this Waiver Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

        In consideration for the payment of severance and other compensation under the Agreement, Employee agrees unconditionally and forever to release and discharge the Bank its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee's employment with, or separation from, the Bank on or before the date of execution of this Waiver Agreement. Employee also confirms his resignation as a director, officer and employee of the Bank and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with the Bank.

        This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

        Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

REPRESENTATIONS OF EMPLOYEE

        Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee's choosing.

        Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in the Agreement. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee's agreement.

MISCELLANEOUS

        Except for the Agreement and any other employee benefit plans expressly referred to in the Agreement as continuing following Employee's termination of employment with the Bank, this Waiver Agreement sets forth the entire agreement between Employee and the Bank, and shall be binding on both party's heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

        Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this Waiver Agreement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

        This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee's execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Bank prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee's execution of the Waiver Agreement. No payment will be made to the undersigned until such date.

        The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

Dated:	Randall T. Hata
BANK OF MANHATTAN, N.A.
Dated:	By:

		Name: Title:	Jeffrey M. Watson President & Chief Executive Officer

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  Exhibit 10.7
Employment Agreement
WAIVER AND RELEASE AGREEMENT
RECITALS
RELEASE
REPRESENTATIONS OF EMPLOYEE
MISCELLANEOUS